      As filed with the Securities and Exchange Commission on May __, 1999.



                                                      Registration No. 333-_____

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------


                                  PROCEPT, INC.
             (Exact name of registrant as specified in its charter)


                 DELAWARE                               04-2893483
       (State or other jurisdiction                  (I.R.S. Employer
     of incorporation or organization)            Identification Number)

         840 MEMORIAL DRIVE, CAMBRIDGE, MASSACHUSETTS 02139; (617) 491-1100 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ----------------------

                                   JOHN F. DEE
                      Chief Executive Officer and President
                                  Procept, Inc.
                               840 Memorial Drive
                         Cambridge, Massachusetts 02139
                                 (617) 491-1100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                 with copies to:


                            LYNNETTE C. FALLON, ESQ.
                               Palmer & Dodge LLP
                                One Beacon Street
                           Boston, Massachusetts 02108
                                 (617) 573-0100

                             ----------------------

              Approximate date of commencement of proposed sale to
            the public: From time to time after the effective date of
                          this Registration Statement.

                             ----------------------


If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/


If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                             ----------------------

                                          CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Title of each class                                       Proposed maximum        Proposed maximum
   of securities                     Amount to be          offering price         aggregate offering          Amount of
 to be registered                     registered           per share (1)             price (1)             registration fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value      4,421,209 shares          $1.90625                 $8,427,930                $2,343

-----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c) and based upon the prices on May 5, 1999 as reported on The Nasdaq Stock Market.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a)
OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL
BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                    Subject to Completion, dated May 7, 1999

                                  PROCEPT, INC.

                              ---------------------

                     4,421,209 SHARES OF COMMON STOCK TO BE
                        SOLD BY THE SELLING STOCKHOLDERS

PROCEPT:                                                    THE OFFERING BY THE SELLING STOCKHOLDERS:
--------                                                    -----------------------------------------
-    We are a biopharmaceutical company engaged     -    1,173,509 shares of Procept common stock are
     in the development and commercialization            being offered on exercise of warrants and unit
     of novel drugs with a focus on infectious           purchase options assumed by Procept in connection
     diseases and oncology.                              with the acquisition of Pacific Pharmaceuticals, Inc.
                                                         This Prospectus relates to the resale of the shares
-    Procept, Inc.                                       of Procept common stock issuable on exercise of those
     840 Memorial Drive                                  warrants and unit purchase options.
     (617) 491-1100
                                                    -    1,849,287 shares of Procept common stock are
-    Nasdaq Small Cap Symbol:  PRCT                      being offered on exercise of Class C Warrants and
                                                         unit purchase options issued in 1998 as a result of
                                                         anti-dilution provisions triggered by the Pacific
                                                         acquisition. This Prospectus relates to the resale
                                                         of the shares of Procept common stock issuable on
                                                         exercise of those warrants and unit purchase
                                                         options.


                                                    -    We previously issued 1,398,413 shares of Procept
                                                         common stock in private transactions, primarily
                                                         associated with the Pacific acquisition. This
                                                         Prospectus relates to the resale of those shares.

                                                    -    The shares may be offered and sold by the selling
                                                         stockholders from time to time in open-market or
                                                         privately negotiated transactions which may involve
                                                         underwriters or brokers.

                                                    -    There is an existing trading market for these
                                                         shares. The reported last sales price on May 5,
                                                         1999 was $1.9375 per share.

                                                    -    We will not receive any of the proceeds from the
                                                         sale of shares covered by this Prospectus although
                                                         we will receive payment of the exercise price of the
                                                         warrants and unit purchase options.


                                 ---------------

                  PROCEPT'S BUSINESS INVOLVES SIGNIFICANT RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                 ---------------

         Neither the SEC nor any state securities commission has determined whether this Prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                    The date of this Prospectus is ________, 1999

                                TABLE OF CONTENTS

Procept, Inc................................................................................................3

Where You Can Find More Information.........................................................................4

Risk Factors................................................................................................5

Use of Proceeds............................................................................................11

Selling Stockholders.......................................................................................12

Plan of Distribution.......................................................................................22

Legal Matters..............................................................................................23

Experts....................................................................................................23

                                  PROCEPT, INC.



         Procept, Inc., together with its subsidiaries (collectively "Procept") is a biopharmaceutical company currently engaged in the development and commercialization of novel drugs based on biotechnological research. On March 17, 1999, Procept consummated its merger with Pacific Pharmaceuticals, Inc. ("Pacific"), in which Pacific became a subsidiary of Procept. The combined company will have a product portfolio with a focus in anti-infectives and oncology, including three compounds in human clinical trials that may be candidates for accelerated regulatory approval. Procept continues its search to acquire or in-license drug development candidates to expand its pipeline of potential biopharmaceutical products.

         A more complete description of the business of Procept and its recent activities can be found in the documents listed under "WHERE YOU CAN FIND MORE INFORMATION." The principal offices of Procept, a Delaware corporation, are located at 840 Memorial Drive, Cambridge, Massachusetts 02139, and its telephone number at such offices is (617) 491-1100.

         This Prospectus relates to the resale by stockholders of the Company of the following shares of Procept common stock (the "Registered Shares"):

         - an aggregate of 1,398,413 shares held by the selling stockholders named herein;

         - an aggregate of 3,022,796 shares issuable upon exercise of warrants and other convertible securities held by the selling stockholders named herein; and

         - pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Act"), shares issuable by Procept as stock dividends on the shares registered hereunder to be issued pursuant to contractual obligations.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at http://www.sec.gov.

         The SEC allows us to incorporate by reference information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this Prospectus:

         - Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the SEC on March 31, 1999;

         - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the SEC on May __, 1999;

         -        Current Report on Form 8-K filed with the SEC on March 30,
                  1999; and

         - The description of the Procept common stock contained in our Registration Statement on Form 8-A, filed with the SEC on January 21, 1993, as amended by Procept's Registration Statement on Form 8-A/A filed with the Commission on November 8, 1993 and February 7, 1994, including any amendment or reports filed for the purpose of updating the description of our common stock.

         You may request a copy of these filings, at no cost, by writing or telephoning using the following contact information:

                                  Procept, Inc.
                                  840 Memorial Drive
                                  Cambridge, MA  02139
                                  Attn:  Michael Fitzgerald
                                  (617) 491-1100

         You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES OF COMMON STOCK WILL BE SUBJECT TO A HIGH DEGREE OF FINANCIAL RISK. IN DECIDING WHETHER TO INVEST, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION IN THIS DOCUMENT. THE LIST OF RISKS SET OUT BELOW MAY NOT BE EXHAUSTIVE.

     IT IS ESPECIALLY IMPORTANT TO KEEP THESE RISK FACTORS IN MIND WHEN READING FORWARD-LOOKING STATEMENTS. THESE ARE STATEMENTS THAT RELATE TO FUTURE PERIODS AND INCLUDE STATEMENTS ABOUT OUR LEAD STRUCTURE AND CANDIDATE DRUG DISCOVERY EFFORTS, PRODUCT DEVELOPMENT AND RECEIPT OF REGULATORY APPROVALS. GENERALLY, THE WORDS "ANTICIPATES," "EXPECTS," "INTENDS," "SEEKS," "PLANS" AND SIMILAR EXPRESSIONS IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, AND OUR ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.

WE MAY NEVER BECOME PROFITABLE

     We are not able to predict when, or if, we will become profitable, nor are we able to predict whether any profitability will be sustained if it is achieved. We have never made a profit in any fiscal period and, as of December 31, 1998, have an accumulated deficit of approximately $61.0 million. We had a net loss in 1996 of $11.2 million, a net loss in 1997 of $9.1 million before dividends on preferred stock of $4.2 million and a net loss in 1998 of $3.3 million. In addition, we expect to incur operating losses over the next several years. To date, our only sources of revenue have been up-front payments and research and development funding from our corporate partners. For the foreseeable future, we expect that our level of revenues and operating results will depend upon our ability to enter into new collaborations. We have not received any revenues from the discovery, development or sale of a commercial product and we may not realize any revenues in the future. Procept is not able to predict when or if, it will be profitable, nor is it able to predict whether such profitability will be sustained if it is achieved.

WE WILL NOT RECEIVE ANY REVENUE FROM PRODUCT SALES OR SIGNIFICANT PAYMENTS FROM PARTNERS IF WE FAIL TO DISCOVER DRUGS OR DEVELOP PRODUCTS

         We may fail to develop products. To date, we are developing several candidate drugs and are engaged in clinical trials, but we have not completed clinical trials, or obtained regulatory approval for or marketed any product. Our product development efforts may fail for many reasons, including:

         - the candidate drug or potential product fails in preclinical studies;
         - a potential product is not shown to be safe and effective in clinical studies;
         -        required regulatory approvals are not obtained;
         - a potential product cannot be produced in commercial quantities at an acceptable cost; or
         -        a product does not gain market acceptance.

WE MAY NOT RECEIVE SIGNIFICANT PAYMENTS FROM PARTNERS DUE TO A FAILURE TO ENTER INTO PARTNERSHIPS OR UNSUCCESSFUL RESULTS IN EXISTING COLLABORATIONS

         Our revenue stream and our strategy depend, in part, on our entering into partnerships with third parties. We may not be able to establish any corporate partnerships, and we cannot guarantee that these partnerships will be established on commercially acceptable terms. Our future corporate partnerships may not ultimately be successful. Even if partnerships are entered into, our partners could terminate agreements or these agreements could expire before any meaningful developmental milestones are reached. The termination or expiration of any or all of these agreements could have a material adverse effect on our business.

     Much of the revenue that we may receive under these partnerships depends upon our partners' successful development and commercial introduction of new products derived from our chemical diversity libraries or pharmaceutical screens. Our partners may develop alternative technologies or products outside of their partnerships with us, and these technologies or products may be used to develop treatments for the diseases targeted by our partnerships. This could have a material adverse effect on our business.

IF WE FAIL TO OBTAIN LICENSES FOR NEW PRODUCTS, OUR BUSINESS STRATEGY MAY FAIL

         Our business strategy includes obtaining exclusive licenses to certain compounds with pharmaceutical activity in order to further develop and commercialize such compounds. While we believe that we will be able to execute on this business strategy, we cannot guarantee that we will obtain the license on commercially acceptable terms or at all.

WE FACE UNCERTAINTY IN RAISING ADDITIONAL FUNDS NECESSARY TO FUND OUR OPERATIONS

         We may be required to repeatedly raise additional capital to fund our operations. Capital may be raised through public or private equity financings, partnerships, debt financings, bank borrowings, or other sources. Additional funding may not be available on favorable terms or at all. Our capital requirements will depend upon numerous factors, including the following:

         -        the establishment of partnerships;
         -        the development of competing technologies or products;
         -        changing market conditions;
         -        the cost of protecting our intellectual property rights;
         -        the purchase of capital equipment;
         -        the progress of our drug discovery and development programs;
         - the progress of any collaborations and receipt of any option/license, milestone and royalty payments resulting from those collaborations; and
         -        in-licensing and acquisition opportunities.

         If adequate funds are not otherwise available, we may be required to curtail operations significantly. To obtain additional funding, we may need to enter into arrangements that require us to relinquish rights to certain technologies, candidate drugs, products and/or potential markets. To the extent that additional capital is raised through the sale of equity, or securities convertible into equity, you may experience dilution of your proportionate ownership in Procept.

PROCEPT HAS OBLIGATIONS TO ISSUE SHARES OF COMMON STOCK IN THE FUTURE WHICH WILL DILUTE THE OUTSTANDING SHARES

         As of April 30, 1999, 10,464,953 shares of Procept common stock were issuable upon exercise of options and warrants to purchase Procept common stock that either are currently outstanding or Procept has an obligation to issue, including the 3,022,796 Warrant Shares registered hereunder. The exercise prices of such options and warrants range from $0.70 to $202.49 per share. In addition, Procept has the option to issue shares of common stock in lieu of certain cash obligations, including an obligation to purchase outstanding shares of Preferred Stock of Procept's partially owned subsidiary BG Development Corp. for a purchase price of approximately $7,300,000 which assumes the exercise of outstanding warrants pursuant to which Procept would receive $800,000 in gross proceeds.

         In addition, Procept is obligated to issue additional shares of common stock without consideration as a dividend substitute under existing contractual provisions to investors in Procept's 1998 private placement, the former holders of Preferred Stock of Pacific and certain other stockholders. These additional issuances, which include the Dividend Shares being registered hereunder, are semi-annual issuances beginning in October 9, 1999. Assuming the stockholders entitled to the Dividend Shares do not sell any of their current holdings in Procept, the first semi-annual issuance will be 560,931 shares and each issuance thereunder will increase by 5% of the preceding semi-annual issuance. In addition, these same stockholders will be entitled to receive additional shares of common stock without consideration if Procept engages in a dilutive issuance of securities. Upon the sale into the public market of shares of common stock by the holders of these contractual rights, such rights will terminate

LIQUIDATION RIGHTS OF CERTAIN STOCKHOLDERS COULD REDUCE PROCEEDS TO OTHER STOCKHOLDERS

         Under existing contractual provisions, in the event of (i) a liquidation, dissolution or winding up of Procept, (ii) the sale or other disposition of all or substantially all of Procept's assets, or (iii) any consolidation, merger, combination, reorganization or other transaction in which Procept is not the surviving entity, Procept stockholders holding 9,141,714 shares of common stock are entitled to receive an aggregate of $27,004,623 as a liquidation "preference" prior to any payment to the other stockholders. Except in the case of a liquidation, dissolution or winding up, such payment will be in the form that equity holders will receive in the acquisition transaction. In the event of a liquidation, dissolution or winding up, such payment is contingent upon Procept's having available resources to make such payment. These contractual rights will terminate upon the sale into the public market of shares of common stock by the holders of these contractual rights.

CONCENTRATION OF CONTROL OF OUR STOCK COULD LEAD TO FAILURE TO MAXIMIZE STOCK PRICE AND CONFLICTS OF INTEREST

         The Aries Trust, the Aries Domestic Fund, L.P., the Aries Master Fund, Paramount Capital Investments LLC and Dr. Lindsay Rosenwald (collectively, the "Paramount Purchasers"), together are the holders of (i) an aggregate of 4,504,858 shares of Procept common stock, and (ii) warrants and options exercisable for 4,117,673 shares of Procept common stock. Assuming the exercise of all the warrants held by the Aries Purchasers and no warrant exercises by other holders the ownership position of the Aries Purchasers would represent approximately 56% of Procept common stock. Paramount Capital Asset Management, Inc. ("PCAM") is the investment manager and general partner of The Aries Trust, the Aries Domestic Fund, L.P. and the Aries Master Fund. Lindsay A. Rosenwald, M.D., the Chairman and sole stockholder of PCAM, is also President of Paramount Capital Investments, LLC ("PCI"). In addition, The Aries Trust and the Aries Domestic Fund, L.P. have the right to designate a majority of the members of the Board of Directors. Accordingly, these entities may effectively control matters requiring approval by Procept's stockholders, including electing directors, adopting or amending certain provisions of Procept's certificate of incorporation or by-laws and approving or preventing certain mergers or other similar transactions, such as a sale of substantially all of Procept's assets (including transactions that could give holders of Procept common stock the opportunity to realize a premium over the then- prevailing price for their shares).

         Furthermore, the control rights of the Paramount Purchasers may effectively discourage a third party from making an acquisition proposal and thereby inhibiting a change of control in circumstances that could give the holders of Procept common stock the opportunity to realize a premium over the then-prevailing market price of such stocks or affect the market price of the common stock, or both. The Procept stockholders other than the Paramount Purchasers will be minority equity holders and will be unable to control Procept's management or business policies. Moreover, subject to contractual restrictions and general fiduciary obligations, Procept is not prohibited from engaging in future transactions with the Paramount Purchasers.

         PCI is a New York-based merchant banking and venture capital firm specializing in biotechnology companies. In the regular course of its business, PCI identifies, evaluates and pursues investment opportunities in biomedical and pharmaceutical products, technologies and companies. None of PCI or its affiliates are obligated pursuant to any agreement or understanding with Procept to make any additional products or technologies available to Procept, nor can there be any assurance, and Procept does not expect and purchasers of the Registered Shares should not expect, that any biomedical or pharmaceutical product or technology identified by PCI or such affiliates in the future will be made available to Procept. In addition, certain of the current officers and directors of Procept or certain of any officers or directors of Procept hereafter appointed may from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not have interests in conflict with those of Procept.

OUR BUSINESS MAY FAIL DUE TO INTENSE COMPETITION IN OUR INDUSTRY

         Our business may fail because we face intense competition from major pharmaceutical companies and specialized biotechnology companies providing chemical diversity libraries, pharmaceutical screening systems, combinatorial chemistry technologies and other expertise. In addition, in pursuing our internal drug discovery program, we compete against pharmaceutical and biotechnology companies developing drugs against infectious diseases, and our partners face similar competition in the respective markets for which they are developing drugs. Many of these competitors have greater financial and human resources and more experience in research and development than we have. Competitors that identify lead structures, develop candidate drugs, complete clinical trials, obtain regulatory approvals, and begin commercial sales of their products before us will enjoy a significant competitive advantage. We anticipate that we will face increased competition in the future as new companies enter the market and alternative technologies become available.


WE DEPEND ON PATENTS AND PROPRIETARY RIGHTS THAT MAY FAIL TO PROTECT OUR
BUSINESS

         Our success will depend, in large part, on our ability to obtain and maintain patent or other proprietary protection for our technologies, products, and processes, and our ability to operate without infringing the proprietary rights of other parties. We may not be able to obtain patent protection for the composition of matter of discovered compounds, processes developed by our employees, or uses of compounds discovered through our technology. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under these patents are still developing. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of a biotechnology firm is highly uncertain and involves complex legal and factual questions.

         We may not receive any issued patents based on currently pending or any future applications. Any issued patents may not contain claims sufficiently broad to protect against competitors with similar technology. In addition, our patents, our partners' patents, and those patents for which we have license rights may be challenged, narrowed, invalidated or circumvented. Furthermore, rights granted under patents may not provide us with any competitive advantage.

         We may have to initiate litigation to enforce our patent and license rights. If our competitors file patent applications that claim technology also claimed by us, we may have to participate in interference or opposition proceedings to determine the priority of invention. An adverse outcome could subject us to significant liabilities to third parties and require us to cease using the technology or to license the disputed rights from third parties. We may not be able to obtain any required licenses on commercially acceptable terms or at all.

         The cost to us of any litigation or proceeding relating to patent rights, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of any pending patent or related litigation could have a material adverse effect on our ability to compete in the marketplace.

         We also rely on certain proprietary trade secrets and know-how that are not patentable. We have taken measures to protect our unpatented trade secrets and know-how, including the use of confidentiality agreements with our employees, consultants, and certain contractors. It is possible that the agreements may be breached, that we would have inadequate remedies for any breach, or that our trade secrets will otherwise become known or be independently developed or discovered by competitors.

UNCERTAIN PHARMACEUTICAL PRICING ENVIRONMENT MAY IMPACT OUR BUSINESS

         Our ultimate ability to commercialize any products that we or our partners develop depends on the extent to which reimbursements to patients for the cost of such products and related treatments will be available from government health administration authorities, private health insurance providers, and other organizations. It is uncertain whether third party payers will reimburse patients for newly approved health care products or will do so at a level that will enable us to obtain a satisfactory price for our products. Healthcare reform is an area of increasing attention and is a priority of many government officials. Any such reform measures, if adopted, could adversely affect the pricing of therapeutic or diagnostic products in the US or elsewhere and the amount of reimbursement available from governmental agencies or third party insurers. We cannot predict the effect of these measures upon our business.


QUALIFIED MANAGERIAL AND SCIENTIFIC PERSONNEL ARE SCARCE IN OUR INDUSTRY

         We are highly dependent on the principal members of our scientific and management staff. Our success will depend in part on our ability to identify, attract and retain qualified managerial and scientific personnel. There is intense competition for qualified personnel. We may not be able to continue to attract and retain personnel with the advanced technical qualifications or managerial expertise necessary for the development of our business. If we fail to attract and retain key personnel, it could have a material adverse effect on our business, financial condition and results of operations.

OUR COMMON STOCK MAY HAVE A VOLATILE PUBLIC TRADING PRICE AND LOW TRADING VOLUME

         The market price of Procept common stock has been highly volatile and the market for Procept common stock has experienced significant price and volume fluctuations, some of which are unrelated to the operating performance of Procept. Many factors may have a significant adverse effect on the market price of the common stock, including:

         - announcements of technological innovations or new commercial products by us or our competitors;
         - developments concerning proprietary rights, including patent and litigation matters;
         - publicity regarding actual or potential results with respect to products or compounds under development by us or our partners;
         -        unexpected terminations of partnerships;
         -        regulatory developments in the US and other countries;

         -        general market conditions; and
         - quarterly fluctuations in our revenues and other financial results.

YEAR 2000 ISSUES COULD CAUSE INTERRUPTION OR FAILURE OF OUR COMPUTER SYSTEMS

         We use a significant number of computer systems and software programs in our operations, including applications used in support of research and development activities, accounting, and various administrative functions. Although we believe that our internal systems and software applications contain source code that is able to interpret appropriately the dates following December 31, 1999, our failure to make or obtain necessary modifications to our systems and software could result in systems interruptions or failures that could have a material adverse effect on our business. We do not anticipate that we will incur material expenses to make our systems Year 2000 compliant. Unanticipated costs necessary to avoid potential systems interruptions could exceed our present expectations and consequently have a material adverse effect on our business. In addition, if our key supply and service providers fail to make their respective computer software programs and operating systems Year 2000 compliant, it could have a material adverse effect on our business.

THE POSSIBLE APPLICABILITY OF "PENNY STOCK" RULES WILL ADVERSELY IMPACT LIQUIDITY FOR PROCEPT'S SECURITIES

         If our common stock fails to continue to be listed on a national securities exchange or listed on a qualified automated quotation system, it may become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers that sell such securities. Rule 15g-9 defines a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions including the securities being quoted on Nasdaq's SmallCap Market. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser, have delivered the Commission's required disclosure statement regarding "penny stock" and have received the purchaser's written consent to the transaction prior to sale. In addition, Rule 15g-4 requires that a broker-dealer also must disclose the sales commission payable to it and its registered representative and current quotations for the security. Finally, Rule 15g-6 requires that a broker-dealer send its customers who hold penny stock in their accounts monthly statements disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Consequently, such rules may affect the ability of broker-dealers to sell Procept's securities and may affect the ability of purchasers of the Registered Shares to sell any of their Procept common stock.

         The foregoing required penny stock restrictions will not apply to Procept's securities if Procept meets certain minimum net tangible assets or average revenue criteria. There can be no assurance that Procept's securities will qualify for exemption from the penny stock restrictions. In any event, even if Procept's securities were exempt from such restrictions, Procept would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to restrict any person from participating in a distribution of penny stock, if the Commission finds that such a restriction would be in the public interest.

         If Procept's securities were subject to the rules on penny stocks, the market liquidity for Procept's securities would be materially adversely affected.

USE OF PROCEEDS

         Procept will not receive any proceeds from the sale of the Registered Shares. Procept could, however, receive an aggregate of up to $12,072,945 upon exercise of outstanding unit purchase options and warrants that must be exercised before 3,022,796 of the Registered Shares could be sold hereunder.

SELLING STOCKHOLDERS

         The Selling Stockholders are the holders of:

         - an aggregate of 1,398,413 shares of Procept common stock issued by Procept in various private placements, including Procept's 1998 private placement (the "Outstanding Shares"); and

         - currently exercisable warrants issued by Procept in private placements or assumed by Procept in connection with its acquisition of Pacific (the "Warrants") to purchase, at prices ranging from $3.67 to $9.20 per share, an aggregate of 3,022,796 shares of Procept common stock (the "Warrant Shares"), which expire on various dates from October 8, 2001 to September 7, 2007.

         - the right to receive stock dividends under agreements between Procept and the Selling Stockholders (the "Dividend Shares"). Dividend Shares are issuable on each October 9th and April 9th beginning with October 9, 1999 in an amount equal to five percent (5%) of shares held by such Selling Stockholder entitled to such stock dividends. Under Rule 416 of the Act, this Prospectus covers future issuances of Dividend
                  Shares on the shares being registered hereunder.

         The following table sets forth as of April 10, 1999:

         - the name of each Selling Stockholder (in addition to the named Selling Stockholders, any person who receives Registered Shares from a Selling Stockholder as a gift or in connection with a pledge may sell up to 500 of such shares using this Prospectus);

         - the aggregate number of shares of common stock owned by or issuable upon exercise of outstanding convertible securities owned by each Selling Stockholder ("Shares Held"); and

         - the aggregate number of Outstanding Shares and Warrant Shares to be offered by each Selling Stockholder pursuant to this Prospectus. In addition to the Outstanding Shares and Warrant Shares, this Prospectus also covers the resale of Dividend Shares which may be issued to each Selling Stockholder holding Outstanding Shares or holding Unit Purchase Options issued by Procept in 1998 (the "1998 UPOs") and Unit Purchase Options issued by Pacific in 1997 and assumed by Procept (the "1997 UPOs ).

         Common stock ownership information is based solely upon information furnished to Procept or reports furnished to Procept by the respective individuals or entities, as the case may be, pursuant to the rules of the Commission. Except as described elsewhere in this Prospectus (including the footnotes following the table), none of the Selling Stockholders have held any position or office with, been employed by, or otherwise had a material relationship with, Procept or any of its predecessors or affiliates within the past three years.

                 NAME OF                        TOTAL SHARES           OUTSTANDING             WARRANT            REGISTERED
           SELLING STOCKHOLDER                    HELD (1)                SHARES              SHARES (2)            SHARES
---------------------------------------------------------------------------------------------------------------------------------
Abeshouse, Mark (3)                                         -                   -                2,251                2,251
Ain, Ross D.                                            9,479                   -                1,450                1,450
Alae Partners                                          47,393                   -                7,248                7,248
Angelastro, Philip J.                                  11,848                   -                1,812                1,812
The Alfred J. Anzalone Family Limited Partnership      23,697                   -                3,624                3,624

Arias, Mauricio                                        11,848                   -                1,812                1,812
Aries Domestic Fund, L.P. (4)                       1,456,715             304,193              243,002              547,195
Aries Trust (5)                                     2,760,555             175,549              466,733              642,282
Aristizabal, Mario                                     11,848                   -                1,812                1,812
Arntson, Morris A. Jr.                                 11,848                   -                1,812                1,812
Ballweg, Martin G.                                     23,697                   -                3,624                3,624
Batkin, Alan R.                                         4,794               2,038                    -                2,038
Baz, Raul                                              11,848                   -                1,812                1,812
Beagle Limited (6)                                     94,787                   -               14,496               14,496
Eckardt C. Beck Defined Pension Plan U/A 1/1/95        11,848                   -                1,812                1,812

Berg, Mark                                             37,448              15,918                    -               15,918
Bernstein, Lawrence                                     7,109                   -                1,087                1,087
Richard Berry, MD & Beverly Berry                      11,848                   -                1,812                1,812
Bershad, David J.                                      37,448              15,918                    -               15,918
Bios Equity Fund L.P.                                  32,825                   -               10,872               10,872
Barry Birbrower, P.C. Profit Sharing Trust             11,848                   -                1,812                1,812
Blair, DH (7)                                               -                   -               12,328               12,328
Robert S. Bogatin Trust UDT 3/15/91                    11,848                   -                1,812                1,812
Borak, Evan S. (8)                                          -                   -                3,504                3,504
Brady, James W.                                         4,740                   -                  725                  725
Braziel, Ronald W.                                     47,393                   -                7,248                7,248
Broidy, Elliott                                        42,419               7,958                3,624               11,582
Cass & Co. - Magnum Capital Growth Fund                18,722               7,958                    -                7,958
Cassedy, Thomas L.                                     18,722               7,958                    -                7,958
Thomas L. Cassidy IRA Rollover                         23,697                   -                3,624                3,624
Andrew Cichelli & Barbara Cichelli JT TEN               7,491               3,184                    -                3,184
Cline, Jack R. Jr.                                     11,848                   -                1,812                1,812
Commonwealth Associates                                63,981              63,981                    -               63,981
Conrads, Robert J.                                     29,687               2,546                3,624                6,170
Continental Consulting Corporation                     11,848                   -                1,812                1,812

                 NAME OF                        TOTAL SHARES           OUTSTANDING             WARRANT            REGISTERED
           SELLING STOCKHOLDER                    HELD (1)                SHARES              SHARES (2)            SHARES
---------------------------------------------------------------------------------------------------------------------------------
Couderay Partners                                      12,607                   -                7,248                7,248
Cox, Archibald, Jr. (9)                               169,679              31,835               14,496               46,331
Davis, Tommy L.                                             -                   -               10,872               10,872
Lelia Cordero De Adame & Lilia Olivera JT TEN           9,363               3,980                    -                3,980

de Salas-Porras, Maria-Eugenia A.                      11,848                   -                1,812                1,812
Desai, Praful,  MD                                     11,848                   -                1,812                1,812
Daniel J. Dornan & Particia Ann Dornan JT TEN           9,363               3,980                    -                3,980

Doyle, J. William                                      35,545                   -                5,436                5,436
Dritz, James L.                                        11,848                   -                1,812                1,812
Dworetzky, Edward                                      23,697                   -                3,624                3,624
Dworetzky, Norma                                       23,697                   -                3,624                3,624
Edelman, Joseph (10)                                        -                   -                8,004                8,004
Edmund C. Neuhaus & Olga M. Neuhaus JT TEN              3,745               1,591                    -                1,591

Fabiani, Joseph A. (11)                                13,106               5,571                1,179                6,750
Fischer, Lauren S. (12)                                     -                   -                3,105                3,105
Florin, Marc (13)                                           -                   -               11,635               11,635
Roxanne H. Frank Revocable Trust                       12,607                   -                7,248                7,248
Friedman, Ben and Sharyn                               11,848                   -                1,812                1,812
Gallans & Brooks Associates, Inc. Pension Fund         11,848                   -                1,812                1,812

A. Mark Gambee, MD and Karen D. Todd, MD JTWORS        23,697                   -                3,624                3,624

Garfinkel, Shelley                                     10,652                   -                3,624                3,624
Gerace, Anthony J.                                      8,521                   -                2,899                2,899
Giamanco, Joseph                                       36,256                   -                7,248                7,248
Giant Trading, Inc.                                    14,979               6,367                    -                6,367
Gittis, Howard                                         47,393                   -                7,248                7,248
Laura Gold Gallaries Ltd, PFT SHG TR                    9,363               3,980                    -                3,980
Stuart Goldberg and Rhoda Goldberg JTWROS              11,848                   -                1,812                1,812

Gilbert Goldstein Paul Shapiro Trustees, UIT           84,841              15,918                7,248               23,166
Howard Gittis, dated 12/23/88
Goodman, John M.                                       11,848                   -                1,812                1,812
Gordon, Michael J.                                      6,898                 414                  906                1,320
Gordon, Robert P.                                      17,301               7,354                    -                7,354

                 NAME OF                        TOTAL SHARES           OUTSTANDING             WARRANT            REGISTERED
           SELLING STOCKHOLDER                    HELD (1)                SHARES              SHARES (2)            SHARES
---------------------------------------------------------------------------------------------------------------------------------
Halperin, Alan and Paula                               23,697                   -                3,624                3,624
Irving B. Harris Revocable Trust                       12,607                   -                7,248                7,248
Harvard School of Dental Medicine                       4,738               4,738                    -                4,738
Hawk Management and Financial Services, Inc.           47,393                   -                7,248                7,248

Hawkins Group, LLC (14)                                     -                   -              111,156              111,156
Heil, Edward F.                                        23,697                   -                3,624                3,624
Herman, Paul R.                                        11,848                   -                1,812                1,812
HJK, LLC                                               47,393                   -                7,248                7,248
Holubow, Fred                                           2,522                   -                1,450                1,450
Harry Huang and Adrienne Masters                       11,848                   -                1,812                1,812
IMS Global Investments X, Ltd. (15)                    94,787                   -               14,496               14,496
Jackson Hole Investments Acquisition LP                23,697                   -                3,624                3,624
Jesselson Children, 12/18/80 Trust FBO                187,234              79,587                    -               79,587
Jesselson, Michael G.  12/18/80 TR                    187,234              79,587                    -               79,587
Joyce, Michael                                         47,393                   -                7,248                7,248
Jurgensmeyer, Charles                                  23,697                   -                3,624                3,624
Jerome Kahn Jr. Revocable Trust                         5,674                   -                3,262                3,262
Kaiserman, Donald B. and Sylvia A.                     11,848                   -                1,812                1,812
Kane, Patrick M.                                       32,941               7,958                2,174               10,132
Ellen I. Kaplan Revocable Trust                        23,697                   -                3,624                3,624
Kash, Peter (16)                                            -                   -               12,799               12,799
Katzmann, Scott A. (17)                                     -                   -               89,194               89,194
Kehaya, Ery W.                                              -                   -                3,624                3,624
Kendall, Donald R., Jr.                                33,060               3,980                3,624                7,604
John R. Kennedy & John R. Kennedy Pension Fund         18,722               7,958                    -                7,958

Kessel, Lawrence and Shirley                           11,848                   -                1,812                1,812
Keys Foundation (18)                                  165,877                   -               25,368               25,368
Kimble, George and Mary Ellen                          11,848                   -                1,812                1,812
Knox, John (19)                                             -                   -                1,386                1,386
Knox, Robert A.                                        18,722               7,958                    -                7,958
Kratchman, Martin (20)                                      -                   -                1,421                1,421
Ksiazek, Harold and Jeanette                           11,848                   -                1,812                1,812
LaRocque, John (21)                                    71,090                   -               21,744               21,744
Lash, Roger S.                                         17,393                   -                3,624                3,624
Levine, Brad  DMD                                      23,697                   -                3,624                3,624
Levine, Jeff (22)                                           -                   -                7,361                7,361

                 NAME OF                        TOTAL SHARES           OUTSTANDING             WARRANT            REGISTERED
           SELLING STOCKHOLDER                    HELD (1)                SHARES              SHARES (2)            SHARES
---------------------------------------------------------------------------------------------------------------------------------
Hyman A. Lezell Revocable Trust                        11,848                   -                1,812                1,812
Lincoln Wood Investment                                71,090                   -               10,872               10,872
Linscott, Donald W.                                    11,848                   -                1,812                1,812
Donna Lipman and Lawrence Lipman, Tenants in Common    11,848                   -                1,812                1,812

Stephen A. Lisenby and Patricia J. Lisenby             35,545                   -                5,436                5,436
Loeb, John Jr.                                         21,211               3,980                1,812                5,792
Lozito, Donna F. (23)                                       -                   -                7,626                7,626
Lydecker, Richard A. and Gay C.                         2,369                   -                  362                  362
Lydon, Harris R.L. Jr.                                 11,848                   -                1,812                1,812
Managed Risk Trading LP                                 4,719               2,005                    -                2,005
Geo. Manos & Associates, Inc.                          11,848                   -                1,812                1,812
McCullick, Mike                                        11,848                   -                1,812                1,812
McDermott, Stephen (24)                                     -                   -                  536                  536
Sean McGould & Erin McGould JT TEN                      9,363               3,980                    -                3,980
McInerney, Tim (25)                                         -                   -               20,265               20,265
MDBC Capital Corp.                                     18,722               7,958                    -                7,958
Messina, Kirkland (26)                                      -                   -                  519                  519
Milfam I                                               11,848                   -                1,812                1,812
Miller, Albert R., Trustee                              9,363               3,980                    -                3,980
Miller, Mike and Terry                                 47,393                   -                7,248                7,248
Milstein, Albert                                       11,848                   -                1,812                1,812
Minerva, Donald                                        23,697                   -                3,624                3,624
Moonlight International LTD                            18,722               7,958                    -                7,958
Moskowitz, Reed                                         9,363               3,980                    -                3,980
Murphy, Charles J.,  Jr.                                9,363               3,980                    -                3,980
William Kymmerly Murphy & Linda Carolyn                11,848                   -                1,812                1,812
Murphy Revocable Trust

Nagle, Arthur J.                                       21,211               3,980                1,812                5,792
Natiello, Joseph A.                                    10,652                   -                3,624                3,624
Newman, Kevin P.                                       11,848                   -                1,812                1,812
John S. Osterweis Trustee for The                      21,211               3.980                1,812                5,792
Osterweis Revocable Trust U/A dated
1/13/93

Ostrovsky, Paul D. and Rebecca L.                      10,568               1,974                  906                2,880
Ostrovsky, Steven N.                                   36,495               7,958                2,718               10,676
Paine Webber, Inc.                                     18,722               7,958                    -                7,958
Palmetto Partners, LTD. (27)                          169,679              31,835               14,496               46,331

                 NAME OF                        TOTAL SHARES           OUTSTANDING             WARRANT           REGISTERED
           SELLING STOCKHOLDER                    HELD (1)                SHARES              SHARES (2)           SHARES
---------------------------------------------------------------------------------------------------------------------------------
Pelts, James J.                                         4,740                   -                  725                  725
Pequot Scout Fund, LP                                  29,621                   -               18,120               18,120
Pharm-Eco Laboratories, Inc.                           23,697                   -                3,624                3,624
Pictet Bank & Trust Nassau Ltd.                        23,697                   -                3,624                3,624
Porlana Capital Corp. PTE Ltd.                         47,393                   -                7,248                7,248
Prager, Tis                                            33,060               3,980                3,624                7,604
Ramaker, James K.                                      23,697                   -                3,624                3,624
Reaback, Louis                                         11,848                   -                1,812                1,812
Reaback, Raymond                                       11,848                   -                1,812                1,812
Resnick, Michael                                        9,479                   -                1,450                1,450
David Rosenbaum and Margot Kahn JTWROS                    630                   -                  362                  362

Rosenwald, Lindsay (28)                               118,066             100,010            1,211,073            1,311,083
Rothblatt, Martin                                       9,363               3,980                    -                3,980
Rubin, Wayne L. (29)                                        -                   -               41,134               41,134
Abel Quezada Rueda & Mercedes Pesqueira V JT WROS       3,745               1,591                    -                1,591

Ruggeberg, Karl (30)                                        -                   -               11,726               11,726
Ruttenberg, David W.                                   11,848                   -                1,812                1,812
Sanger Investments II                                   7,491               3,184                    -                3,184
Roy Schaefer and Marlena , JTWROS                      30,571               7,958                1,812                9,770
Schawelson, Sandra                                     11,848                   -                1,812                1,812
Selz, Bernard                                          56,170              23,876                    -               23,876
Furman Selz, LLC                                       59,242                   -                9,060                9,060
J.F. Shea Co., Inc. (31)                              198,350              23,876               21,744               45,620
Siirola, Thomas C.                                     11,848                   -                1,812                1,812
Silver, William S.                                          -                   -                1,812                1,812
Smith, Richard A.                                      18,722               7,958                    -                7,958
Soloman, Debrah (32)                                        -                   -                1,072                1,072
Solomon, Philip                                         5,020               2,133                    -                2,133
Speisman, Aaron                                         9,363               3,980                    -                3,980
Spencer, Melvin                                        11,848                   -                1,812                1,812
Spencer, William M.,  III                              37,448              15,918                    -               15,918
Joseph Stevens & Co. (33)                                   -                   -               29,446               29,446
Strassman, Andrew                                      11,848                   -                1,812                1,812
Joseph Strassman and Barbara Strassman                 23,697                   -                3,624                3,624
Strassman, Richard (34)                                11,848                   -                9,607                9,607
Suan Investments                                       37,448              15,918                    -               15,918

                 NAME OF                        TOTAL SHARES           OUTSTANDING             WARRANT             REGISTERED
           SELLING STOCKHOLDER                    HELD (1)                SHARES              SHARES (2)             SHARES
---------------------------------------------------------------------------------------------------------------------------------
Tanen, David (35)                                                               -                  643                  643
Tauber, Herman                                         18,722               7,958                    -                7,958
Teitelbaum, Myron M.  M.D.                             37,702               5,953                3,624                9,577
Tokenhouse Trading Company Limited                     47,393                   -                7,248                7,248
Umbach, Joseph A.                                       9,363               3,980                    -                3,980
Villamizar, Rodrigo                                    11,848                   -                1,812                1,812
Donald E. Vinson and Virginia V.  Trust                18,213               2,706                1,812                4,518
Vitols, Juris                                          23,697                   -                3,624                3,624
Walner, David (36)                                          -                   -                8,984                8,984
Wayne, Peri                                             6,964               2,960                    -                2,960
Weiss, Melvyn I.                                       61,145              15,918                3,624               19,542
Weiss, Michael S. (37)                                      -                   -              174,975              174,975
Westbury Nursery Products Ltd.                         47,393                   -                7,248                7,248
Widmer, Bruno                                          23,697                   -                3,624                3,624
Woldow, Andrew                                          4,644               1,974                    -                1,974
Wolfson Decedent's 1993 Trust (38)                    374,469             159,175                    -              159,175
Wolfson Equities                                       47,393                   -                7,248                7,248
Youner, Lauren (39)                                         -                   -                2,659                2,659
Zambrano, Gabriel                                       9,479                   -                1,450                1,450
Zapco Holdings Inc. Deferred Compensation Plan Trust   18,722               7,958                    -                7,958

                                            --------------------------------------------------------------------------------
TOTAL                                               9,141,714           1,398,413            3,022,796            4,421,209


(1) Total Shares Held does not include shares issuable to the Selling Stockholders on exercise of outstanding warrants and options. Except as indicated in footnotes below, none of the Selling Stockholders will hold more than one percent of the outstanding common stock after the completion of the Offering.
(2) Except as indicated in the footnotes below, all of the Warrant Shares held by each Selling Stockholder are issuable on exercise of Procept's Class C Warrants at an exercise price of $3.67 per share.
(3) Mr. Abeshouse's Warrant Shares include: (1) 1,779 shares issuable upon exercise of 1997 UPOs; (2) 258 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs; (3) 95 shares issuable upon exercise of 1995 Unit Purchase Options originally issued by Pacific and assumed by Procept ("1995 UPOs") and (4) 119 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPOs.
(4)      Warrant Shares of The Aries Domestic Fund, L.P. (the "Fund") include:
         (1) 22,600 shares issuable upon exercise of 1998 UPOs, (2) 5,980 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs, (3) 32,197 shares issuable upon exercise of 1997 UPOs, (4) 4,671 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs, (5) 2,716 shares issuable upon exercise of 1995 UPOs; (6) 3,395 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPOs and (7) 4,889 shares issuable upon exercise of common stock Warrants exercisable at $8.84 per share originally issued by Pacific and assumed by Procept. Assuming the sale of all Registered Shares, and assuming the exercise of all of the options and warrants held by the Fund, it would beneficially own 2,321,113 shares, representing 14.78% of the outstanding common stock.

(5) Warrant Shares of The Aries Trust (the "Trust") include: (1) 45,884 shares issuable upon exercise of 1998 UPOs, (2) 12,140 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs,
         (3) 62,461 shares issuable upon exercise of 1997 UPOs, (4) 9,061 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs, (5) 2,716 shares issuable upon exercise of 1995 UPOs, (6) 3,395 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPOs, and (7) 11,408 shares issuable upon exercise of common stock Warrants exercisable at $8.84 per share originally issued by Pacific and assumed by Procept. Assuming the sale of all Registered Shares, and assuming the exercise of all of the options and warrants held by the Trust, it would beneficially own 4,349,094 shares, representing 29.13% of the outstanding common stock.
(6) Assuming the sale of all Registered Shares, and assuming the exercise of all of the options and warrants held by Beagle Limited, it would beneficially own 149,283 shares, representing 1.20% of the outstanding common stock.
(7) D.H. Blair's Warrant Shares include: (1) 10,766 shares issuable upon exercise of 1997 UPOs and (2) 1,562 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs.
(8) Mr. Borak's Warrant Shares include: (1) 2,771 shares issuable upon exercise of 1998 UPOs and (2) 733 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs.
(9) Assuming the sale of all Registered Shares, and assuming the exercise of all of the options and warrants held by Mr. Cox, he would beneficially own 235,040 shares, representing 1.68% of the outstanding common stock.
(10) Mr. Edelman's Warrant Shares include: (1) 2,441 shares issuable upon exercise of 1998 UPOs; (2) 646 shares issuable upon exercise of Class C warrants issuable on exercise of 1998 UPOs; (3) 3,948 shares issuable upon exercise of 1997 UPOs; (4) 507 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs; (5) 405 shares issuable upon exercise of 1995 UPOs and (6) 507 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPOs.
(11) Mr. Fabiani's Warrant Shares include: (1) 1,030 shares issuable upon exercise of 1997 UPOs and (2) 149 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs.
(12) Ms. Fischer's Warrant Shares include: (1) 2,455 shares issuable upon exercise of 1998 UPOs and (2) 650 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs.
(13) Mr. Florin's Warrant Shares include: (1) 1,945 shares issuable upon exercise of 1998 UPOs; (2) 515 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs; (3) 8,014 shares issuable upon exercise of 1997 UPOs and (4) 1,163 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs.
(14) Warrant Shares of the Hawkins Group, LLC include: (1) 87,899 shares issuable upon exercise of 1998 UPOs and (2) 23,257 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs. Assuming the sale of all Registered Shares, and assuming the exercise of all of the options and warrants held by the Hawkins Group, LLC, it would beneficially own 239,506 shares, representing 1.12% of the outstanding common stock.
(15) Assuming the sale of all Registered Shares, and assuming the exercise of all of the options and warrants held by IMS Global Investments X, Ltd, it would beneficially own 149,283 shares, representing 1.20% of the outstanding common stock.
(16) Mr. Kash's Warrant Shares include: (1) 7,068 shares issuable upon exercise of 1997 UPOs; (2) 1,025 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs; (3) 2,091 shares issuable upon exercise of 1995 UPO's and (4) 2,614 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPO's.
(17) Mr. Katzmann's Warrant Shares include: (1) 28,811 shares issuable upon exercise of 1998 UPOs; (2) 7,623 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs; (3) 38,495 shares issuable upon exercise of 1997 UPOs; (4) 5,585 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs; (5) 3,858 shares issuable upon exercise of 1995 UPOs and (6) 4,822 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPOs.
(18) Assuming the sale of all Registered Shares, and assuming the exercise of all of the options and warrants held by the Keys Foundation, it would beneficially own 272,110 shares, representing 2.18% of the outstanding common stock.
(19) Mr. Knox's Warrant Shares include: (1) 1,096 shares issuable upon exercise of 1998 UPOs and (2) 290 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs.
(20) Mr. Kratchmann's Warrant Shares include: (1) 936 shares issuable upon exercise of 1997 UPOs; (2) 136 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs; (3) 155 shares issuable upon exercise of 1995 UPO's and (4) 194 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPO's.
(21) Assuming the sale of all Registered Shares, and assuming the exercise of all of the options and warrants held by Mr. LaRocque, he would beneficially own 152,834 shares, representing 1.16% of the outstanding common stock.
(22) Mr. Levine's Warrant Shares include: (1) 5,821 shares issuable upon exercise of 1998 UPOs and (2) 1,540 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs.
(23) Ms. Lozito's Warrant Shares include: (1) 2,639 shares issuable upon exercise of 1998 UPOs; (2) 698 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs; (3) 3,745 shares issuable upon exercise of 1997 UPOs and (4) 543 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs.
(24) Mr. McDermott's Warrant Shares include: (1) 468 shares issuable upon exercise of 1997 UPOs and (2) 68 shares issuable upon exercise of Class C Warrants issuable on exercise of 1997 UPOs.
(25) Mr. McInerney's Warrant Shares include: (1) 4,623 shares issuable upon exercise of 1998 UPOs; (2) 1,223 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs; (3) 12,592 shares issuable upon exercise of 1997 UPOs and (4) 1,827 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs.
(26) Mr. Messina's Warrant Shares include: (1) 411 shares issuable upon exercise of 1998 UPOs and (2) 109 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs.
(27) Assuming the sale of all Registered Shares, and assuming the exercise of all of the options and warrants held by Palmetto Partners, LTD, it would beneficially own 262,203 shares, representing 1.91% of the outstanding common stock.
(28) Dr. Rosenwald's Warrant Shares include: (1) 381,925 shares issuable upon exercise of 1998 UPOs; (2) 101,053 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs; (3) 594,825 shares issuable upon exercise of 1997 UPOs; (4) 86,292 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs,
         (5) 20,879 shares issuable upon exercise of 1995 UPOs and (6) 26,099 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPOs. Assuming the sale of all Registered Shares, and assuming the exercise of all of the options and warrants held by Dr. Resenwald, he would beneficially own 1,922,009 shares, representing 4.71% of the outstanding common stock. Share figures do not include shares being offered for the account of The Aries Domestic Fund, L.P. and The Aries Trust (together the "Aries Funds"). Dr. Rosenwald controls the investment activities of the Aries Funds and may be deemed the beneficial owner of the shares being offered by such Selling Stockholders. See "Risk Factors - Concentration of Control of Our Stock Could Lead to Failure to Maximize Stock Price and Conflicts of Interest."
(29) Mr. Rubin's Warrant Shares include: (1) 12,120 shares issuable upon exercise of 1998 UPOs; (2) 3,207 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs; (3) 18,157 shares issuable upon exercise of 1997 UPOs; (4) 2,634 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs; (5) 2,230 shares issuable upon exercise of 1995 UPOs and (6) 2,787 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPOs.
(30) Mr. Ruggeberg's Warrant Shares include: (1) 6,300 shares issuable upon exercise of 1998 UPOs; (2) 1,667 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs; (3) 2,322 shares issuable upon exercise of 1997 UPOs; (4) 337 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs; (5) 489 shares issuable upon exercise of 1995 UPOs and (6) 611 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPOs.
(31) Assuming the sale of all Registered Shares, and assuming the exercise of all of the options and warrants held by the J.F. Shea Co., Inc., it would beneficially own 296,392 shares, representing 2.22% of the outstanding common stock.
(32) Ms. Soloman's Warrant Shares include: (1) 936 shares issuable upon exercise of 1997 UPOs and (2) 136 shares issuable upon exercise of Class C Warrants issuable on exercise of 1997 UPOs.
(33) Warrant Shares of Joseph Steven's & Co. include: (1) 23,285 shares issuable upon exercise of 1998 UPOs and (2) 6,161 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs.
(34) Mr. Strassman's Warrant Shares include: (1) 6,164 shares issuable upon exercise of 1998 UPOs and (2) 1,631 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs.
(35) Mr. Tanen's Warrant Shares include: (1) 562 shares issuable upon exercise of 1997 UPOs and (2) 81 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs.

(36) Mr. Walner's Warrant Shares include: (1) 1,787 shares issuable upon exercise of 1998 UPOs; (2) 473 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs; (3) 5,872 shares issuable upon exercise of 1997 UPOs and (4) 852 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs.
(37) Mr. Weiss's Warrant Shares include: (1) 18,352 shares issuable upon exercise of 1998 UPOs; (2) 4,856 shares issuable upon exercise of Class C Warrants issuable on exercise of 1998 UPOs; (3) 128,158 shares issuable upon exercise of 1997 UPOs; (4) 18,592 shares issuable upon exercise of Class A Warrants issuable on exercise of 1997 UPOs; (5) 2,230 shares issuable upon exercise of 1995 UPOs and (6) 2,787 shares issuable upon exercise of Class A Warrants issuable on exercise of 1995 UPOs.
(38) Assuming the sale of all Registered Shares, and assuming the exercise of all of the options and warrants held by the Wolfson Decedent's 1993 Trust, it would beneficially own 428,794 shares, representing 2.40% of the outstanding common stock.
(39) Ms. Youner's Warrant Shares include: (1) 2,322 shares issuable upon exercise of 1997 UPOs and (2) 337 shares issuable upon exercise of Class C Warrants issuable on exercise of 1997 UPOs.

PLAN OF DISTRIBUTION

         A total of 4,421,209 shares of Procept common stock are being directly offered for sale by the Selling Stockholders to the public. Procept has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Registered Shares from time to time in open market or privately negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as required by the Securities Act and as may be necessary to keep the Registration Statement effective until the earlier of (i) the date such shares can be sold pursuant to Section 144(k) of the Securities Act or (ii) the date on which the Selling Stockholders no longer hold any of the Registered Shares. During any time when a supplement or amendment is so required, after notice from Procept, the Selling Stockholders are required to cease sales until this Prospectus has been supplemented or amended.

         Procept has been advised that the Selling Stockholders may sell the Registered Shares from time to time in open-market or privately-negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Other than as described below, the Selling Stockholders will act independently of Procept in making decisions with respect to the timing, pricing, manner and size of each sale. The Selling Stockholders may effect such transactions by selling the Registered Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Registered Shares or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such broker-dealers, upon their resale of such securities, may be deemed Selling Stockholders in this Offering. The Selling Stockholders have advised Procept, that, as of the date of this Prospectus, they have not made any arrangements relating to the distribution of the Registered Shares.

         Upon Procept's being notified by the Selling Stockholders that any material arrangement has been entered into with a broker-dealer for the sale of Procept common stock through a secondary distribution, or a purchase by a broker-dealer, a Prospectus supplement will be filed, if required, pursuant to Rule 424 under the 1933 Act, disclosing facts material to the transaction.

         The Selling Stockholders may, upon request of Procept, be prohibited from selling any of the Registered Shares offered hereby during (a) a period, not to exceed two 30-day periods within any one 12-month period, required in connection with a primary underwritten offering of Procept's securities and (b) any period, not to exceed one 45-day period per circumstance or development, during which the presence of material undisclosed information could make the information disclosed in this Prospectus misleading, as determined by Procept in good faith.

         The Selling Stockholders and any broker-dealer who acts in connection with the sale of Registered Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions or discounts received by them and profit on the resale of Registered Shares may be deemed to constitute underwriting discounts or commissions under the Securities Act.

         Procept has agreed to pay for certain costs and expenses incurred by it in connection with the issuance, offer, sale and delivery of the Registered Shares, including, but not limited to, all registration and filing fees, any blue sky fees and expenses, all necessary printing and duplicating expenses and all fees and disbursements of counsel and accountants for Procept (including the expenses of any audit of financial statements). Procept has agreed, subject to certain limitations, to bear the expenses of counsel to the Selling Stockholders if separate counsel is retained. Procept also has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act. Procept will not pay brokerage commissions or taxes associated with sales by the Selling Stockholders or any accounting and other non-legal expenses incurred by Selling Stockholders.

         Procept will inform the Selling Stockholders that the antimanipulation provision of Regulation M promulgated under the Exchange Act may apply to the sales of their Registered Shares offered hereby. Procept will advise the Selling Stockholders of the requirement for delivery of this Prospectus in connection with any sale of the Registered Shares offered hereby.

         Certain Selling Stockholders may from time to time purchase shares of Procept common stock in the open market. These Selling Stockholders will be notified that they should not commence any distribution of the Registered Shares offered hereby unless they have terminated their purchasing and bidding for Procept common stock in the open market as provided in applicable securities regulations, including, with limitation, Regulation M.

                                  LEGAL MATTERS

         The validity of the shares of Procept common stock offered hereby have been passed upon for Procept by Palmer & Dodge LLP, Boston, Massachusetts. Lynnette C. Fallon, a partner at Palmer & Dodge LLP, is the Secretary of Procept.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. The financial statements incorporated in this prospectus by reference from the Pacific Pharmaceuticals Inc. Annual Report on Form 10-K for the year ended March 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses to be borne by the registrant in connection with the offering of the Registered Shares are estimated as follows:

                  SEC Registration Fee.................................   $  2,343
                  Printing expenses....................................   $  1,500
                  Accounting fees and expenses.........................   $  7,500
                  Legal fees and expenses..............................   $ 15,000
                  Transfer Agent and Registrar fees                       $  3,000
                  Miscellaneous expenses...............................   $  1,657

                       Total...........................................   $ 31,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law grants Procept the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of Procept, or is or was serving at the request of Procept as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Procept, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of Procept where the person involved is adjudged to be liable to Procept except to the extent approved by a court. ARTICLE EIGHTH of Procept's Restated Certificate of Incorporation as currently in effect provides that Procept shall, to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of Procept, or is or was serving, or has agreed to serve, at the request of Procept, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in ARTICLE EIGHTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. ARTICLE EIGHTH permits the Board of Directors to authorize the grant of indemnification rights to other employees and agents of Procept and such rights may be equivalent to, or greater or less than, those set forth in ARTICLE EIGHTH.

         Article V, Section 1 of Procept's By-Laws provides that Procept shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Procept, or is or was serving at the request of Procept, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

         Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, ARTICLE NINTH of Procept's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to Procept and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director's duty of loyalty to Procept or its stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

ITEM 16.  EXHIBITS

         See Exhibit Index immediately following signature page.

ITEM 17.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the Prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the Prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, the Commonwealth of Massachusetts, on May 7, 1999.


                                       PROCEPT, INC.


                                       By:      /s/ John F. Dee
                                          --------------------------------------
                                                    John F. Dee
                                                    President

         We, the undersigned officers and directors of Procept, Inc., hereby severally constitute and appoint John F. Dee and Lynnette C. Fallon, and each of them singly, our true and lawful attorneys, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including pre- and post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all the each of said attorneys-in-fact may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 7, 1999.

SIGNATURE                    TITLE
---------                    -----
                             Chairman of the Board and a Director
-----------------------------
Michael S. Weiss

/s/ John F. Dee              President and Chief Executive Officer
-----------------------------
John F. Dee                  and a Director (Principal Executive Officer)

/s/ Michael E. Fitzgerald    Vice President, Finance and chief Financial Officer
-----------------------------
Michael E. Fitzgerald        (Principal Financial Officer and Principal
                             Accounting Officer)

/s/ Zola P. Horovitz         Director
-----------------------------
Zola P. Horovitz

/s/ Max Link                 Director
-----------------------------
Max Link

/s/ Mark C. Rogers           Director
-----------------------------
Mark C. Rogers

/s/ Elliot H. Vernon         Director
-----------------------------
Elliott H. Vernon

/s/ Nigel Rulewski           Vice President, Medical Affairs, Chief Medical
-----------------------------
Nigel Rulewski               Officer and a Director

                                  EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
  ---                             -----------
4.1      Restated Certificate of Incorporation of Procept. Filed as Exhibit 3.1
         to Procept's Form 10-Q for the quarter ended June 30, 1997, Commission
         File No. 0-21134, and incorporated herein by reference.

4.2 Certificate of Amendment of the Restated Certificate of Incorporation of Procept, filed with the Secretary of State of Delaware on October 7, 1997, to be effective as of October 14, 1997. Filed as Exhibit 3.1 to Procept's Form 10-Q for the quarter ended September 31, 1997,
         Commission File No. 0-21134, and incorporated herein by reference.

4.3      Certificate of Amendment to the Amended and Restated Certificate of
         Incorporation, filed with the Secretary of State of Delaware on May 19, 1998, effective as of June 1, 1998. Filed as Exhibit 4.4 to Procept's
         Registration Statement on Form S-8, Commission File No. 333-66885, and incorporated herein by reference.

4.4      Bylaws of Procept. Filed as Exhibit 3.2 to Procept's Registration
         Statement on Form S-1, Commission File No. 33-57188, and incorporated by reference.

4.6      Warrant Agreement to Purchase Class D Convertible Preferred Stock dated
         August 1, 1991, issued to Comdisco, Inc. Filed as Exhibit 4.2 to
         Procept's Registration Statement on Form S-1, Commission File No.
         33-57188, and incorporated herein by reference.

4.7      Warrant Agreement to Purchase Class D Convertible Preferred Stock dated
         September 11, 1992, issued to Comdisco, Inc. Filed as Exhibit 4.3 to
         Procept's Registration Statement on Form S-1, Commission File No.
         33-57188, and incorporated herein by reference.

4.8      Warrant to Purchase Common Stock dated January 5, 1993, issued to
         Tucker Anthony Incorporated. Filed as Exhibit 4.6 to Procept's
         Registration Statement on Form S-1, Commission File No. 33-57188, and incorporated herein by reference.

4.9 Warrant to Purchase Common Stock dated as of February 17, 1994, issued to D. Blech & Company, Incorporated. Filed as Exhibit 4.6 to Procept's
         Form 10-K for the year ended December 31, 1994, Commission File No.
         0-21134, and incorporated herein by reference.

4.10     Warrant Agreement dated February 17, 1994 between Procept and D. Blech
         & Company, Incorporated. Filed as Exhibit 4.7 to Procept's Form 10-K for the year ended December 31, 1994, Commission File No. 0-21134, and incorporated herein by reference.

4.11     Warrant to Purchase Common Stock dated as of April 1, 1994, issued to
         Hambrecht & Quist Guaranty Finance, L.P. Filed as Exhibit 4 to
         Procept's Form 10-Q for the quarter ended March 31, 1994, Commission
         File No. 0-21134, and incorporated herein by reference.

4.12 Warrant to Purchase Common stock dated as of September 11, 1995, issued to Oppenheimer & Co., Inc. Filed as Exhibit 4.10 to Procept's
         Registration Statement on Form S-1, Commission File No. 33-96798, and incorporated herein by reference.

4.13     Form of Warrant Agreement between Procept and Commonwealth Associates.
         Filed as Exhibit 4.11 to Procept's Registration Statement on Form S-1,
         Commission File No. 33-96798, and incorporated herein by reference.

4.14     Form of Warrant to Purchase Common Stock dated as of May 17, 1996, and
         Schedule of Holders. Filed as Exhibit 4.11 to Procept's Form 10-K for the year ended December 31, 1996, Commission File No. 0-21134, and incorporated herein by reference.

4.15     Warrant to Purchase Common Stock dated as of January 6, 1997, issued to
         Furman Selz LLC. Filed as Exhibit 4.13 to Procept's Form 10-K for the year ended December 31, 1996, Commission File No. 0-21134, and incorporated herein by reference.

4.16     Unit Purchase Warrant Agreement dated May 17, 1996, issued to David
         Blech. Filed as Exhibit 4.1 to Procept's Form 10-Q for the quarter ended June 30, 1997, Commission File No. 0-21134, and incorporated herein by reference.

4.17     Form of Subscription Agreement between Procept and Subscribers of
         Procept Common Stock listed on Schedule of Subscribers. Filed as
         Exhibit 4.17 to Procept's Registration Statement on Form S-3
         (Commission File No. 333-51245) on April 28, 1998 (the "1998 S-3").

4.18     Form of Class C Warrant to Purchase Common Stock, including Schedule of
         Holders. Filed as Exhibit 4.18 to the 1998 S-3.

4.19 Form of 1998 Unit Purchase Option, including Schedule of Holders. Filed as Exhibit 4.2 to Procept's Form 10-Q for the quarter ended June 30,
         1998, Commission File No. 0-21134, and incorporated herein by reference.

4.20     Form of 1995 Unit Purchase Warrant. Filed as Exhibit 4.1 to Procept's
         Form 8-K on March 31, 1999, Commission File No. 0-21134 (the "March
         1999 Form 8-K"), and incorporated herein by reference.

4.21     Form of 1997 Unit Purchase Option. Filed as Exhibit 4.2 the March 1999
         Form 8-K, and incorporated herein by reference.

4.22 Form of Class A Warrant. Filed as Exhibit 4.3 the March 1999 Form 8-K, and incorporated herein by reference.

4.23 Form of Class B Warrant. Filed as Exhibit 4.4 the March 1999 Form 8-K, and incorporated herein by reference.

4.24     Form of Warrant to Purchase Shares of Common Stock issued to Aries
         Trust and Aries Domestic Fund, L.P. Filed as Exhibit 4.5 the March 1999
         Form 8-K, and incorporated herein by reference.

5.1      Opinion of Palmer & Dodge LLP. Filed herewith.

23.1 Consent of PricewaterhouseCoopers LLP, independent accountants to Procept. Filed herewith.

23.2     Consent of Palmer & Dodge LLP (contained in Exhibit 5.1).
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

23.3     Consent of Deloitte & Touche LLP. Filed herewith.

24.1     Power of Attorney (included on the signature page of this Registration
         Statement).
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